Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
7/26/2018	Investors: Mike Flores, 630-623-3519
Media: Terri Hickey, 773-655-3035
McDONALD'S REPORTS SECOND QUARTER 2018 RESULTS
CHICAGO, IL - McDonald's Corporation today announced results for the second quarter ended June 30, 2018.
“We’re seeing good performance across our business as our customers tell us that they value and appreciate the moves we’re making to elevate the McDonald’s experience,” said McDonald's President and Chief Executive Officer Steve Easterbrook. “We’re pleased with the results of our international business and the progress we’re making in the U.S. on executing on our Velocity Growth Plan priorities.  We’ve now marked 12 consecutive quarters of positive comparable sales, and we are confident that we're executing the right strategy to achieve long-term, profitable growth.”
Second quarter highlights:

•	Global comparable sales increased 4.0%, reflecting positive comparable sales in all segments

•	Due to the impact of the Company's strategic refranchising initiative, consolidated revenues decreased 12% (14% in constant currencies)

•	Systemwide sales increased 5% in constant currencies

•
Consolidated operating income decreased 1% (4% in constant currencies), primarily due to $92 million of strategic restructuring charges ($85 million related to the previously disclosed restructuring charge for the U.S. business). Excluding these charges, as well as unrelated strategic charges in the prior year, consolidated operating income increased 2% (decreased 1% in constant currencies)

•
Diluted earnings per share of $1.90 increased 12% (9% in constant currencies), reflecting $0.09 per share of strategic restructuring charges. Excluding these charges, diluted earnings per share was $1.99, an increase of 15% (12% in constant currencies) over prior year earnings per share (excluding $0.03 per share of prior year strategic charges)

•	Returned $2.5 billion to shareholders through share repurchases and dividends
In the U.S., second quarter comparable sales increased 2.6% driven by growth in average check resulting from both product mix shifts and menu price increases. Operating income for the quarter decreased 7% primarily due to the strategic restructuring charge. Excluding this charge, operating income increased 1% as higher franchised margin dollars were partly offset by lower Company-operated margin dollars.
Comparable sales for the International Lead segment increased 4.9% for the quarter, reflecting positive results across all markets, primarily driven by the U.K. and France. The segment’s operating income increased 15% (9% in constant currencies), fueled by sales-driven improvements in franchised margin dollars.
In the High Growth segment, second quarter comparable sales increased 2.4%, led by strong performance in Italy and positive results across most of the segment, partly offset by continued challenges in South Korea.
In the Foundational markets, second quarter comparable sales rose 6.8%, reflecting positive sales performance across all geographic regions.
Steve Easterbrook concluded, “We remain focused on delivering the most enjoyable experience for every customer, every visit.  Whether that is when they visit a modernised restaurant with inviting hospitality or through the convenience of having delicious food delivered to their home, we know that our fundamental day-to-day commitment to our customers is running great restaurants.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

	Quarters Ended June 30,				Six Months Ended June 30,
	2018	2017	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	2018	2017	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Revenues	$5,353.9	$6,049.7	(12)%	(14)%	$10,492.8	$11,725.6	(11)%	(14)%
Operating income	2,262.3	2,295.1	(1)	(4)	4,405.4	4,329.1	2	(2)
Net income	1,496.3	1,395.1	7	4	2,871.7	2,609.9	10	6
Earnings per share-diluted	$1.90	$1.70	12%	9%	$3.62	$3.17	14%	10%
Earnings per share for the quarter and six months benefited from an increase in sales-driven franchised margin dollars and a lower effective tax rate. Results in both periods were impacted by lower Company-operated margin dollars driven by refranchising as well as $92 million ($0.09 per share) of pre-tax strategic restructuring charges incurred in the current quarter primarily related to the previously disclosed restructuring of the U.S. business. The six months also included additional income tax expense of approximately $52 million ($0.07 per share) related to an adjustment to the provisional amounts recorded in December 2017 under the Tax Cuts and Jobs Act of 2017 ("Tax Act").
Excluding the above items, as well as $0.03 per share of prior year strategic charges, diluted earnings per share was $1.99, an increase of 15% (12% in constant currencies) for the quarter and $3.78, an increase of 18% (14% in constant currencies) for the six months.
Foreign currency translation had a positive impact of $0.05 and $0.13 on diluted earnings per share for the quarter and six months, respectively.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation and sales from hyper-inflationary markets (currently only Venezuela). Management generally identifies hyper-inflationary markets as those markets whose cumulative inflation rate over a three-year period exceeds 100%. Management believes that these exclusions more accurately reflect the underlying business trends. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends.
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation, impairment and other strategic charges and gains, as well as adjustments to the provisional amounts recorded in December 2017 under the Tax Act, and bases incentive compensation plans on these results, because the Company believes this better represents underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter and six months ended June 30, 2018.
McDonald’s Corporation will broadcast its investor earnings conference call live over the Internet at 10:00 a.m. (Central Time) on July 26, 2018. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast available for a limited time thereafter.
UPCOMING COMMUNICATIONS
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 37,000 locations in over 100 countries. Over 90% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.
FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, including the risk factors discussed in Exhibit 99.2 in the Company’s Form 8-K filing on July 26, 2018. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Quarters Ended June 30,	2018	2017	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$2,594.9	$3,569.6	$(974.7)	(27)%
Revenues from franchised restaurants	2,759.0	2,480.1	278.9	11

TOTAL REVENUES	5,353.9	6,049.7	(695.8)	(12)

Operating costs and expenses
Company-operated restaurant expenses	2,130.5	2,903.3	(772.8)	(27)
Franchised restaurants-occupancy expenses	483.9	438.0	45.9	10
Selling, general & administrative expenses	542.1	525.4	16.7	3
Other operating (income) expense, net	(64.9)	(112.1)	47.2	42
Total operating costs and expenses	3,091.6	3,754.6	(663.0)	(18)

OPERATING INCOME	2,262.3	2,295.1	(32.8)	(1)

Interest expense	240.2	230.9	9.3	4
Nonoperating (income) expense, net	4.0	2.8	1.2	39

Income before provision for income taxes	2,018.1	2,061.4	(43.3)	(2)
Provision for income taxes	521.8	666.3	(144.5)	(22)

NET INCOME	$1,496.3	$1,395.1	$101.2	7%

EARNINGS PER SHARE-DILUTED	$1.90	$1.70	$0.20	12%

Weighted average shares outstanding-diluted	787.1	819.2	(32.1)	(4)%

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

Dollars and shares in millions, except per share data
Six Months Ended June 30,	2018	2017	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$5,130.5	$6,981.5	$(1,851.0)	(27)%
Revenues from franchised restaurants	5,362.3	4,744.1	618.2	13

TOTAL REVENUES	10,492.8	11,725.6	(1,232.8)	(11)

Operating costs and expenses
Company-operated restaurant expenses	4,261.4	5,719.7	(1,458.3)	(25)
Franchised restaurants—occupancy expenses	964.2	868.1	96.1	11
Selling, general & administrative expenses	1,075.2	1,046.7	28.5	3
Other operating (income) expense, net	(213.4)	(238.0)	24.6	10
Total operating costs and expenses	6,087.4	7,396.5	(1,309.1)	(18)

OPERATING INCOME	4,405.4	4,329.1	76.3	2

Interest expense	477.0	449.5	27.5	6
Nonoperating (income) expense, net	22.4	10.7	11.7	n/m

Income before provision for income taxes	3,906.0	3,868.9	37.1	1
Provision for income taxes	1,034.3	1,259.0	(224.7)	(18)

NET INCOME	$2,871.7	$2,609.9	$261.8	10%

EARNINGS PER SHARE-DILUTED	$3.62	$3.17	$0.45	14%

Weighted average shares outstanding-diluted	793.0	822.3	(29.3)	(4)%
n/m Not meaningful